TEXT EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Receives $1.3 Million
Service Contract from the U.S. Government for Z® Backscatter Vans

BILLERICA, Mass. – February 4, 2005 – American Science and Engineering, Inc. (NASDAQ: ASEI) (AS&E®), a leader in X-ray detection technology, announced today the receipt of a one-year $1.3 million service, maintenance and spare parts contract from the U.S Government for Z® Backscatter Van™ (ZBV) X-ray screening systems.

“We are continuing to strengthen our ZBV Field Service capability to make this product a highly effective and reliable tool for our customers,” said Anthony Fabiano, President and CEO. “We are adding Field Service Engineers in multiple regions of the world to ensure rapid response and higher product reliability. In addition, AS&E maintains strategically located spare parts depots across the globe for rapid deployment.  With a reputation for outstanding customer satisfaction, our Service and Support group continues to be a valuable contributor to our bottom line.”

AS&E’s highly skilled Field Service Engineers (FSEs) provide support services worldwide. FSEs are available 7 days a week, 24 hours a day, and are located at AS&E offices in Asia, Europe, the Middle East and North America. AS&E provides comprehensive, cost-effective spare parts solutions that are customized for client systems. In addition, AS&E has assembled a world-class Technical Support and Call Coordinator staff at headquarters in Billerica. They ensure AS&E X-ray inspection systems are serviced in the most timely and effective manner possible.

A breakthrough in X-ray detection technology, AS&E’s Z Backscatter Van is a low-cost, highly mobile screening system built into a commercially available delivery van. The ZBV allows for immediate deployment in response to security threats, and its high throughput capability facilitates rapid inspections. The system’s unique “drive-by” capability allows one or two operators to conduct X-ray imaging while the ZBV drives past suspect vehicles and objects.  For personnel safety in dangerous environments, a remote console is available for operating the system in stationary mode from a distance of up to 500 meters. The ZBV is also capable of identifying low levels of radioactivity from both gamma rays and neutrons with optional RTD technology.

About AS&E®

American Science and Engineering, Inc. develops and manufactures state-of-the-art X-ray inspection systems for homeland security and other critical defense applications. AS&E continues to innovate, create and develop new products by investing in new ideas through research and development, and evolving its technology to meet the needs of an ever-changing world. AS&E’s patented Z Backscatter technology detects plastic explosives, illegal drugs, and other contraband, even when artfully concealed in complex backgrounds by terrorists and smugglers. AS&E’s Shaped EnergyTM X-ray inspection systems combine the material discrimination features of Z Backscatter imaging with the penetration capability of high-energy X-rays for dense cargoes, without the problems caused by excessive radiation. For more information on AS&E products and technologies, please visit http://www.as-e.com.

For more information:

Laura Berman
American Science and Engineering, Inc.	(978) 262-8700

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered  "forward-looking" under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.